Exhibit 1.3

TODOS MEDICAL LTD.

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

I. PURPOSE

The Compensation Committee (the “Committee”) of the Board of Board of Directors (the “Board”) of Todos Medical Ltd. (the “Company”) is appointed by the Board of the Company to assist the Board in performing its responsibilities relating to compensation and benefits of the Company’s officers and directors.

II. MEMBERSHIP

2.1 The Committee shall be comprised of at least three directors, each of whom shall satisfy the independence and eligibility requirements of The Nasdaq Stock Market (“NASDAQ”) as in effect from time to time; however, the Committee may rely upon any cure period or other exception available under the rules of NASDAQ.

2.2 A director shall not serve as a member of the Committee if the Chief Executive Officer or another executive officer of the Company serves on the compensation committee of another company that employs that director as an executive officer.

2.3 The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be removed or replaced by the Board. Unless a chairman of the Committee is elected by the Board, the members of the Committee may designate a chairman of the Committee by majority vote of the Committee membership. The Committee may, from time to time, delegate duties or responsibilities to subcommittees or to one member of the Committee, as appropriate.

2.4 The Committee shall have the authority to obtain advice or assistance from consultants, legal counsel, or other advisors as appropriate to perform its duties and responsibilities hereunder, and to determine the terms, costs and fees for such engagements. Without limitation, the Committee shall have the sole authority to retain or terminate any compensation consultant to be used to advise on executive or director compensation and to determine and approve the terms, costs and fees for such engagements. The fees and costs of any consultant or advisor engaged by the Committee to assist the Committee in performing its duties hereunder shall be borne by the Company

III. MEETINGS

3.1 The Committee shall meet from time to time as it deems necessary to fulfill its duties and responsibilities, and shall have the authority to meet with management or individual directors as the Committee deems appropriate. The Committee shall maintain written minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board.

3.2 A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Chief Executive Officer shall not be present during any deliberations or voting by the Committee relating to his or her compensation.

IV. DUTIES AND RESPONSIBILITIES

To fulfill its purpose, the Committee shall:

4.1 Compensation and Benefits

(a) Review and approve all compensation for the Chief Executive Officer, including incentive-based and equity-based compensation.

(b) Review and approve annual performance objectives and goals relevant to compensation for the Chief Executive Officer and evaluate the performance of the Chief Executive Officer in light of these goals and objectives.

(c) Consider, in determining the long-term incentive component of compensation for the Chief Executive Officer, the Company’s performance, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s Chief Executive Officer in past years.

(d) Review and approve salaries, incentive and equity awards for other officers.

(e) Review and approve incentive-based or equity-based compensation plans in which the Company’s officers participate.

(f) Approve all employment, severance or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to officers.

(g) Periodically review and advise the Board concerning both regional and industrywide compensation practices and trends in order to assess the adequacy and competitiveness of the Company’s executive compensation programs among comparable companies in the Company’s industry.

(h) Review and propose to the Board from time to time changes in director and committee member compensation and director retirement policies.

(i) Prepare the report on executive compensation, if required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

(j) Review and discuss with management the Compensation Discussion and Analysis (the “CD&A”), if required to be or otherwise is included in the Company’s annual proxy statement by the rules of the SEC, and, based on such review and discussion, determine whether or not to recommend to the Board that the CD&A be so included.

(h) Exercise the authority of the Board with respect to oversight and administration of the Company’s stock-based and other incentive compensation plans.

4.2 Miscellaneous

(a) Review and reassess the adequacy of this Charter, as and when deemed appropriate by the Committee, and recommend any proposed changes to the Board.

(b) Review its performance periodically at the Committee’s discretion.

(c) Report to the Board on the Committee’s activities, recommendations and conclusions, as appropriate.

(d) Perform any other activities consistent with this Charter, the Company’s Articles of Association, SEC rules and regulations, NASDAQ rules, and other applicable law, as the Committee or the Board deems necessary or appropriate.